EXHIBIT 10.12

FIRST AMENDMENT TO THE

WORLD FUEL SERVICES CORPORATION

2008 EXECUTIVE INCENTIVE PLAN

(As amended and restated effective as of January 1, 2008)

THIS AMENDMENT (the “Amendment”), made on this 19th day of December 2008, to the WORLD FUEL SERVICES CORPORATION 2008 EXECUTIVE INCENTIVE PLAN (the “Plan”), by World Fuel Services Corporation, a Florida corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company did adopt the Plan, effective as of January 1, 2008, for the benefit of its eligible Participants so that the Company could motivate and reward senior executives of the Company by providing such executives with both annual and long-term incentive compensation which is tied to the achievement of pre-established and objective performance goals, and to enable such compensation to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed by Section 162(m) of the Code; and

WHEREAS, pursuant to Article 6 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan; and

NOW, THEREFORE, the Plan shall be amended as follows, effective as of December 19, 2008:

1.	Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1     Payment and Deferral. Payment of any Award to a Participant shall be made after written certification by the Committee that the Performance Goal for the Performance Cycle was achieved, and any other material terms of the Performance Goal were satisfied, prior to the date on which the payment is required to be made pursuant to the following sentence. The Award shall be paid within two and one half (2  1/2) months after the end of the Performance Cycle, or by such later date as would not cause the Award to fail to qualify for the short-term deferral exception to Section 409A set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The Committee, in its sole and absolute discretion, may permit Awards to be deferred by the Participant on such terms and conditions as may be approved by the Committee, subject to the provisions of Section 7.11 hereof. Deferred Awards shall bear interest at a floating rate equal to the “prime” rate, as published in The Wall Street Journal from time to time, but such rate shall in no event exceed ten percent (10%) per year.”

2.	Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“5.2     Acceleration. If and to the extent that it would not violate Section 409A of the Code, if a Participant’s death or Disability, a Change of Control, or another circumstance or event specified by the Committee that does not cause the Award to be subject to the deduction limitations imposed by Section 162(m) of the Code (an “Acceleration Event”) occurs before the Performance Goal applicable to an Award is achieved, the Committee may determine that, irrespective of whether the Performance Goal is thereafter achieved, the Participant shall receive a portion of the Award, in an amount to be determined by the Committee (the “Accelerated Award”). The Committee’s determination under this Section 5.2 may be made before or after the occurrence of any Acceleration Event. Any Accelerated Award pursuant to this Section 5.2 shall be paid within sixty (60) days after the date of the Acceleration Event. If as a result of a Change of Control or other Acceleration Event a Participant receives an Accelerated Award pursuant to this Section 5.2 and the Participant remains employed by the Company after such event, the Participant shall remain eligible to receive his full Award if the Performance Goal is subsequently achieved, and subject to the other terms of this Plan and any applicable Award agreement; provided, that in such event the full Award shall be reduced by the amount of any Accelerated Award paid to the Participant as a result of the Acceleration Event.”

3.	In all other respects, the Plan shall remain unchanged by the Amendment.

IN WITNESS WHEREOF, this instrument has been executed on behalf of the Company on the day and year first above written.

WORLD FUEL SERVICES CORPORATION, a Florida corporation

By:	/s/ Ken Bakshi
Ken Bakshi
Chairman, Compensation Committee